For Immediate Release

U.S. ENERGY CORP. ANNOUNCES SUCCESSFUL BRAD OLSON UNIT INFILL WELL

INITIAL PRODUCTION RATE OF APPROXIMATELY 2,717 BOE/D FROM THE BRAD OLSON 9-16 #2H WELL

COMPANY ANNOUNCES LEASING ACTIVITY IN NORTHEASTERN MONTANA

RIVERTON, Wyoming – November 3, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced the initial production rate from its Brad Olson 9-16 #2H well which was recently completed with Brigham Exploration Company (Nasdaq:BEXP) ("Brigham" or "BEXP") in the Williston Basin of North Dakota, and provided an update on its oil and gas drilling initiatives and leasing program in the Williston Basin.

Williston Basin – Bakken Shale / Three Forks Formation

The Brad Olson 9-16 #2H, the first Bakken infill well completed under the Drilling Participation Agreement (“DPA”) with Brigham produced approximately 2,472 barrels of oil and 1.47 MMCF of natural gas per day or 2,717 BOE/D during an early 24-hour initial flow back period.  The well was completed with swell packers and 32 fracture stimulation stages.  U.S. Energy’s initial working interest in this well is approximately 31% (~25% net revenue interest).  Oil and gas sales from this well have commenced.

The second infill well in the Brad Olson 9-16 unit, the Brad Olson 9-16 #3H well, was also drilled late this summer in the same 1,280 acre spacing unit.  U.S. Energy’s initial working interest in this well is approximately 31% (~25% net revenue interest).  It is expected that this well will be completed in November of 2010.

During the completion of the Brad Olson 9-16 #2H well the unit was monitored with a micro-seismic array to evaluate the frac wing performance of the first infill well in the unit.  The resulting information will be used to determine optimal spacing for the remaining well or wells in the unit, and could delineate the potential to drill additional infill wells beyond the currently envisioned three wells per formation, per spacing unit.  If results indicate that four to six wells may be required to effectively drain the spacing units, which is yet to be determined, USE’s drilling inventory could increase to 120 to 180 total gross wells.

Press Release
November 3, 2010

The remaining four initial wells under the DPA with Brigham are expected to be drilled and completed during the fourth quarter of 2010:

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The Kalil Farms 14-23 #1H, which is well number twelve under the DPA with Brigham, spud in early October of 2010 and has been drilled to depth.  U.S. Energy’s initial working interest in this well is approximately 20% (~16% net revenue interest).

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The Lloyd 34-3 #1H, which is well number thirteen under the DPA with Brigham, has been spud and is currently drilling in the horizontal portion of the well bore.  U.S. Energy’s initial working interest in this well is approximately 29% (~23% net revenue interest).

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The MacMaster 11-2 #1H, which is well number fourteen under the DPA with Brigham, has also been spud and is currently drilling on the horizontal portion of the well bore.  U.S. Energy’s initial working interest in this well is approximately 41% (~32% net revenue interest).

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The Hovde 33-4 #1 H well, the fifteenth (formerly the thirteenth planned well) and final initial well to be drilled under the DPA with Brigham, is scheduled to spud late November or early December 2010.  It is also currently anticipated that the rig which is drilling the Lloyd 34-3 #1H will skid from its location upon finishing drilling, and move directly onto the Hovde pad.  USE's initial working interest in the well is approximately 23% (18% net revenue interest).

It should also be noted that all of the working interests mentioned above are subject to change based on non-consents by other working interest partners in each unit.

Northeastern Montana Acreage Acquisition

In early 2010, USE began acquiring leases prospective for Bakken and Three Forks Formation production in Northeastern Montana with geological features believed to be similar to the Rough Rider area of North Dakota.  To date, the Company has acquired or leased for its own right ~13,920 gross and ~11,160 net acres with this program.  Due to ongoing leasing activities in the region, more information and future plans for the acreage will be provided at a later date.  With the addition of this acreage, the Company’s current Williston Basin lease holdings now total ~33,120 gross and ~16,200 net acres.

Press Release
November 3, 2010

“We are pleased to announce the results of the first successful Bakken infill well.  This well now brings our total to 13 successful wells in a row in North Dakota.  We look forward to obtaining results for the next five wells and adding meaningfully to our daily production rates through this quarter,” said Keith Larsen, CEO of U.S. Energy Corp.  “I am also pleased to announce our acquisition of our new acreage in Montana.  We believe this area is highly prospective for both Bakken and Three Forks production and our leasing activities will continue for the foreseeable future as long as we continue to realize reasonable acreage costs,” he added.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," “target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive, or that additional wells drilled in the Three Forks formation will be productive or that the acquired acreage mentioned in this release will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed August 9, 2010).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com